SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

                          FRANKLIN MUTUAL RECOVERY FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                          51 JOHN F. KENNEDY PARKWAY
                             SHORT HILLS, NJ 07078

Telephone Number (including area code):

                                 (201) 912-2100

Name and Address of Agent for Service of Process:

                            MURRAY L. SIMPSON, ESQ.
                              ONE FRANKLIN PARKWAY
                       SAN MATEO, CALIFORNIA 94403-1906

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes [X]        No [ ]

      Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the City of San Mateo and the State of California on the 10th day of February, 2003.

                                               Franklin Mutual Recovery Fund

                                                  BY: /s/ MURRAY L. SIMPSON
                                                      ---------------------
                                                       Murray L. Simpson
                                                       Acting President


ATTEST:  /s/STEVEN J. GRAY
         -------------------
         Steven J. Gray
         Assistant Secretary